Exhibit 99.1

Annaly Mortgage Management, Inc. Announces 1st Quarter 2004 Earnings

    NEW YORK--(BUSINESS WIRE)--April 26, 2004--Annaly Mortgage Management, Inc. (NYSE: NLY) today reported earnings for the quarter ended March 31, 2004 of $58,843,000 or $0.52 basic earnings per share, as compared to $50,775,000 or $0.60 earnings per share for the quarter ended March 31, 2003 and $42,697,000 or $0.44 per average share outstanding for the quarter ended December 31, 2003.
    The Company was able to provide an annualized return on average equity of 16.59% for the quarter ended March 31, 2004, as compared to 18.83% for the quarter ended March 31, 2003 and 14.88% for the quarter ended December 31, 2003. Dividends declared for the quarter ended March 31, 2004 were $0.50 per share, compared to $0.60 per share for the quarter ended March 31, 2003 and $0.47 for the quarter ended December 31, 2003. The annualized dividend yield for the quarter, based on the March 31, 2004 closing price of $19.55, was 10.23%.
    Michael A.J. Farrell, Chairman, Chief Executive Officer and President of Annaly, said, "We are pleased with our solid performance in the first quarter as the portfolio benefited from slower prepayment speeds and an improved spread between the yield on our assets and the cost to finance them. Interest rates fell in the period, which resulted in a corresponding increase in the Mortgage Bankers Association Refinancing Index as homeowners took advantage of cheaper financing opportunities. While the effects of this pickup in refinancing activity will be felt in the portfolio during the second quarter, the recent backup in rates should lead to positive fundamentals thereafter."
    For the quarter ended March 31, 2004, the yield on average earning assets was 3.16% and the cost of funds on the average repurchase balance was 1.48%, which equates to an interest rate spread of 1.68%. This is a 13 basis point increase over the 1.55% interest rate spread for the quarter ended March 31, 2003 and a 16 basis point increase over the 1.52% interest rate spread for the quarter ended December 31, 2003. For the quarter ended March 31, 2004, the Company's gain on sale of a Mortgage-Backed Securities was $595,000 as compared to $11.0 million for the quarter ended March 31, 2003 and zero gains in the prior quarter.
    General and administrative expenses, as a percentage of average assets were 0.15%, 0.12%, and 0.13% for the quarters ended March 31, 2004, March 31, 2003, and December 31, 2003, respectively. In addition, the Company's Dividend Efficiency Ratio, calculated as general and administrative expenses divided by dividends declared, was 9.8%, 7.3% and 9.4% for the quarters ended March 31, 2004, March 31, 2003, and December 31, 2003, respectively.
    The Constant Prepayment Rate decreased to 31% during the first quarter of 2004, as compared to 41% during the first quarter of 2003, and 37% during the fourth quarter of 2003. The weighted average purchase price of the portfolio was 102.5 at March 31, 2004, 102.6 at March 31, 2003 and 102.5 at December 31, 2003. The total amount of amortization for the quarters ended March 31, 2004, March 31, 2003, and December 31, 2003 was $41,501,000, $48,519,000, and $38,390,000,
respectively. Leverage at March 31, 2004 was 8.7:1, in comparison to 9.5:1 at March 31, 2003 and 9.6:1 at December 31, 2003.
    At March 31, 2004, March 31, 2003, and December 31, 2003, the Company had a common stock book value of $13.45, $12.72, and $11.96, respectively. The Company classifies all investment securities as "available for sale," therefore requiring the Company to record the entire portfolio at market value. Fixed rate securities comprised approximately 26% of the Company's portfolio at March 31, 2004. The balance of the portfolio was comprised of 62% adjustable rate mortgages and 12% LIBOR floating rate collateralized mortgage obligations. The Company has continued to avoid the introduction of credit risk into its portfolio. As of March 31, 2004, all of the assets in the Company's portfolio were FNMA, GNMA, FHLMC mortgage-backed securities, and agency debentures, which carry an actual or implied "AAA" rating.
    "Our portfolio composition and our leverage ratio reflect a number of market realities," said Wellington Denahan, Annaly's Vice Chairman and Chief Investment Officer. "Bonds continue to be volatile and despite the recent backup interest rates are still near historical lows. With this backdrop, we believe our prudence and our strong capital base leave us well-positioned to take advantage of future opportunities. Our investment philosophy has always been to manage the portfolio for the long-term--to generate a consistent dividend stream for shareholders over time."
    During the quarter ended March 31, 2004, the Company (i) announced that it signed a definitive agreement to acquire Fixed Income Discount Advisory Company upon shareholder approval; (ii) raised approximately $363.5 million in net proceeds through a follow-on offering of 20,700,000 shares of common stock; and (iii) raised approximately $102.9 million in net proceeds through an offering of 4,250,000 shares of 7.875% Series A Cumulative Redeemable Preferred Stock.
    "The path to growth for a REIT is paved with accretive, sequential capital raises,"said Mr. Farrell. "The success of our offerings this quarter has been an affirmation by the market of the strength of our business model and the consistency of our track record, through a wide range of interest rate environments."
    The Company is a Maryland corporation which owns and manages a portfolio of mortgage-backed securities. The Company's principal business objective is to generate net income for distribution to stockholders from the spread between the interest income on its mortgage-backed securities and the cost of borrowing to finance their acquisition. The Company has elected to be taxed as a real estate investment trust ("REIT") and currently has 117,884,862 shares of common stock outstanding.
    The Company will hold the first quarter 2004 earnings conference call on April 27, 2004 at 10:00 a.m. EST. The number to call is 1-800-915-4836. The re-play number is 1-800-428-6051 and the pass code is 353447. There will be a web cast of the call on www.annaly.com. If you would like to be added to the e-mail distribution list, please visit www.annaly.com, click on E-Mail alerts, enter your e-mail address where indicated and click the Subscribe button.

    This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue," or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, changes in interest rates, changes in yield curve, changes in prepayment rates, the availability of mortgage-backed securities for purchase, the availability of financing and, if available, the terms of any financing. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.



                   ANNALY MORTGAGE MANAGEMENT, INC.
                   STATEMENTS OF FINANCIAL CONDITION
                        (dollars in thousands)



                                       MARCH 31, DEC. 31,   SEPT. 30,
                                       2004       2003        2003
                                      (Unaudited)         (Unaudited)
                                      --------------------------------

ASSETS

Cash and cash equivalents         $       738 $       247 $     3,381
Mortgage-Backed Securities, at fair
 value                             17,046,117  11,956,512  11,628,271
Agency Debentures, at fair value    1,033,481     978,167     976,814
Receivable for preferred stock
 proceeds                             102,903           -           -
Receivable for Mortgage-Backed
 Securities sold                       81,200           -     177,304
Accrued interest receivable            71,446      53,743      53,955
Other assets                            2,808       1,617       1,233
                                  ------------------------------------

Total assets                      $18,338,693 $12,990,286 $12,840,958
                                  ====================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Repurchase agreements           $14,689,300 $11,012,903 $11,201,897
  Payable for Mortgage-Backed
   Securities purchased             1,873,813     761,115     445,148
  Accrued interest payable             21,299      14,989      13,868
  Dividends payable                    58,942      45,155      26,876
  Other liabilities                     4,664       4,017       4,294
  Accounts payable                      2,087       2,887       3,147
                                  ------------------------------------

Total liabilities                  16,650,105  11,841,066  11,695,230
                                  ------------------------------------

Stockholders' Equity:
   7.875% Series A Cumulative
    Redeemable Preferred
      Stock: 4,250,000 shares         102,870           -           -
  Common stock: par value $.01 per
   share;
     500,000,000 authorized,
      117,866,932, 96,074,096,
     95,964,915, 94,030,753, and
      84,647,484
     shares issued and outstanding,
      respectively                      1,179         961         960
  Additional paid-in capital        1,578,778   1,194,159   1,192,819
  Accumulated other comprehensive
   income (loss)                        4,500     (47,261)    (51,870)
  Retained earnings                     1,261       1,361       3,819
                                  ------------------------------------

Total stockholders' equity          1,688,588   1,149,220   1,145,728
                                  ------------------------------------

Total liabilities and stockholders'
 equity                           $18,338,693 $12,990,286 $12,840,958
                                  ====================================

                                         JUNE 30,        MARCH 31,
                                           2003            2003
                                        (Unaudited)     (Unaudited)
                                      --------------------------------

ASSETS

Cash and cash equivalents                $       304 $       945
Mortgage-Backed Securities, at fair
 value                                    12,887,495  11,674,910
Agency Debentures, at fair value           1,375,980     643,160
Receivable for preferred stock
 proceeds                                          -           -
Receivable for Mortgage-Backed
 Securities sold                             387,218     304,766
Accrued interest receivable                   58,026      50,087
Other assets                                   1,104         873
                                      --------------------------------

Total assets                             $14,710,127 $12,674,741
                                      ================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Repurchase agreements                  $12,162,333 $10,192,049
  Payable for Mortgage-Backed
   Securities purchased                    1,306,238   1,335,427
  Accrued interest payable                    16,788      15,915
  Dividends payable                           56,420      50,789
  Other liabilities                            4,708       2,816
  Accounts payable                             2,202       1,033
                                      --------------------------------

Total liabilities                         13,548,689  11,598,029
                                      --------------------------------

Stockholders' Equity:
   7.875% Series A Cumulative
    Redeemable Preferred
      Stock: 4,250,000 shares                      -           -
  Common stock: par value $.01 per
   share;
     500,000,000 authorized,
      117,866,932, 96,074,096,
     95,964,915, 94,030,753, and
      84,647,484
     shares issued and outstanding,
      respectively                               940         846
  Additional paid-in capital               1,157,092   1,004,370
  Accumulated other comprehensive
   income (loss)                               1,190      71,000
  Retained earnings                            2,216         496
                                      --------------------------------

Total stockholders' equity                 1,161,438   1,076,712
                                      --------------------------------

Total liabilities and stockholders'
 equity                                  $14,710,127 $12,674,741
                                      ================================





                   ANNALY MORTGAGE MANAGEMENT, INC.
                       STATEMENTS OF OPERATIONS
                              (UNAUDITED)


                             For the Quarters Ended
                March     December   September      June       March
                 31,         31,         30,         30,         31,
                2004        2003        2003        2003        2003
              --------------------------------------------------------

Interest Income  $114,341    $89,186    $66,855    $93,892    $87,500

Interest Expense   50,303     42,264     43,922     51,770     44,048
                  ----------------------------------------------------

Net Interest
Income             64,038     46,922     22,933     42,122     43,452

Gain on Sale of
 Mortgage-Backed
 Securities           595          -      9,656     20,231     11,020

General and
 Administrative
 Expenses           5,790      4,225      4,110      4,201      3,697
                   ---------------------------------------------------

Net Income         58,843     42,697     28,479     58,152     50,775
                   ---------------------------------------------------

Comprehensive
 Income (Loss):
  Unrealized gain
   (loss) on
   available-for-
   sale securities 52,356      4,609    (43,405)   (49,579)     6,509
  Less:
   reclassification
   adjustment for
   net gains
   included
      in net income  (595)         -     (9,656)   (20,231)   (11,020)
                   ---------------------------------------------------
  Other
   comprehensive
   income (loss)   51,761      4,609    (53,061)   (69,810)    (4,511)
                   ---------------------------------------------------

Comprehensive
 Income (Loss)   $110,604    $47,306   ($24,582)  ($11,658)   $46,264
                   ===================================================

Net Income Per
 Share:
  Basic             $0.52      $0.44      $0.30      $0.62      $0.60
                   ===================================================

  Diluted           $0.52      $0.44      $0.30      $0.62      $0.60
              ========================================================

Weighted Average
 Number of Shares
 Outstanding:
  Basic       112,506,206 96,027,468 94,685,685 93,384,128 84,606,786
              ========================================================

  Diluted     113,259,307 96,232,899 95,500,486 93,588,024 84,837,390
              ========================================================


    CONTACT: Investor Relations
             Annie Montoya, 1-(888)8Annaly
             www.annaly.com